Exhibit 10.1

SIXTH AMENDMENT TO LEASE

PARTIES:	RGH HOLDINGS LIMITED PARTNERSHIP, an Alaskan limited partnership (successor-in-interest to E.G. SIRRAH LLC, a California limited liability company)
P.O. Box 2790
Malibu, California 90265
(“Lessor”)

ACADIA PHARMACEUTICALS INC., a Delaware corporation
3911 Sorrento Valley Boulevard
San Diego, California 92121
(“Lessee”)

DATE:	May 22, 2013

PLACE:	Los Angeles, California

RECITALS

A. Lessor and Lessee are the current parties to a Lease dated August 15, 1997 between R.G. Harris Co. and Harris Family Revocable Trust, as Lessor, and Receptor Technology, Inc. (the “Original Lease”), as amended by an Amendment No. 1 dated October 30, 1997 (the “First Amendment”), by an Amendment No. 2 dated November 1, 2005 (the “Second Amendment”), by a Third Amendment to Lease dated November 30, 2007 (the “Third Amendment”), by a Fourth Amendment to Lease re Termination of Lease as to 3931 Sorrento dated January 22, 2010 (the “Fourth Amendment”), and by a Fifth Amendment to Lease dated September 19, 2012 (the “Fifth Amendment”) (collectively, the “Lease”), pertaining to premises located at 3911 Sorrento Valley Boulevard, San Diego, California (the “Premises”).

B. The term of the Lease is presently scheduled to expire on June 30, 2013. However, the parties wish to extend the term of the Lease through September 30, 2013, unless Lessee terminates the Lease by written notice to Lessor, on the terms and conditions as further described in this Sixth Amendment to Lease (the “Sixth Amendment”).

THEREFORE, Lessor and Lessee hereby amend the Lease in the following particulars only, with all other terms and conditions of the Lease to remain the same:

AGREEMENT

1. Extension of Term. The Original Term, as defined in Paragraph 1.3 of the Original Lease, and as extended by the Second Amendment, the Third Amendment and the Fifth Amendment, is hereby further extended by three (3) months, so that it shall continue until September 30, 2013; provided, however, that Lessee may terminate the Lease earlier by giving at least thirty (30) days’ prior written notice of such termination to Lessor, which notice shall set out the effective date of such termination; provided, further, that no such early termination by Lessee shall be effective earlier than August 31, 2013. Either (a) September 30, 2013, if Lessee does not give such an early termination notice, or (b) the date of termination set out in such an early termination notice by Lessee, if Lessee does give such a notice, shall be the new “Expiration Date” as described in such Paragraph 1.3 of the Original Lease (also sometimes referred to as the “Termination Date” in the Second Amendment and the Third Amendment). All of Lessee’s other extension options, early termination rights, expansion rights, and first refusal rights have previously expired and are deemed deleted from the Lease or are hereby superseded by the terms of this Sixth Amendment. (In this regard, the reference in Section 1 of the Fifth Amendment to the continuation of the Original Term on a month-to-month basis after June 30, 2013, is hereby deleted from the Lease.)

2. Base Rent for Original Premises. The monthly Base Rent (on a “triple-net” basis) to be paid by Lessee to Lessor for the Premises shall remain $26,916.00 per month through the Expiration Date.

The Base Rents set forth in this Paragraph 2 are in addition to, not in lieu of, the charges described in the Lease other than Base Rent. Such other charges for which Lessee shall remain liable include, but are not limited to, Lessee’s obligations for Real Property Taxes, insurance premiums, utility costs and other operating expenses of the Premises and the Project as required by the Lease, as amended to date (including but not limited to Section 5 of the Fourth Amendment). The Base Rent (and all other periodic charges for which Lessee is liable under the Lease) shall be equitably prorated, as calculated by Lessor in its reasonable discretion, for any partial calendar month (and any partial calendar year) in which the Expiration Date occurs, based upon the number of days during such calendar month (and calendar year) that Lessee leased the Premises up through the Expiration Date.

3. Lessee’s Exit Assessment and Surrender upon Termination. Without limiting Lessor’s rights under Paragraphs 6 and 7 of the Original Lease or other provisions of the Lease, as amended to date, Lessee, at Lessee’s sole cost and expense, shall cause to be conducted on or before July 31, 2013, a preliminary environmental site assessment by Occupational Services, Inc. of San Diego, California (or another qualified consultant pre-approved in writing by Lessor) with respect to the existence of Hazardous Substances (as defined in Paragraph 6 of the Original Lease) on or about the Premises, and shall promptly provide to Lessor (no later than fifteen [15] days after site assessment test results are received ) a copy of such consultant’s written report. Lessee’s obligations regarding Hazardous Substances as set forth in Paragraph 6.2 of the Original Lease shall survive the expiration or termination of the Lease.

Upon the expiration or termination of the Lease, Lessee shall surrender the Premises in the manner and condition required by Paragraph 7.4 of the Original Lease and other applicable lease provisions (including but not limited to Paragraph 57(G) of Addendum No. 1 to the Original Lease [regarding the removal of Lessee’s signage and repair of any related damage as described in such paragraph] and Paragraph 14.8 of the Second Amendment [regarding the removal of Lessee’s “Transmission and/or Reception Equipment” and the related repair and restoration work described in such paragraph]), free of any occupancies, claims to occupancy, liens, Trade Fixtures (as defined in Paragraph 7.3(a) of the Original Lease) or personal property of Lessee or of any subtenant or other third party claiming under Lessee. In order to facilitate the orderly and efficient completion of (a) Lessor’s written election of under Paragraph 7.4(b) of the Original Lease (the “Removal Election” as further described below), (b) Lessee’s timely performance of the removal, repair and restoration work required of Lessee under the Lease, and (c) Lessee’s timely surrender of the Premises to Lessor on or before the Expiration Date, the parties agree to cause a joint inspection of the Premises to be conducted prior to June 30, 2013, by such representatives and consultants as each party may select. (Each party agrees to act reasonably and in good faith in cooperatively selecting a mutually acceptable time and date before June 30, 2013, for such inspection.) The parties agree that Lessor shall be required to make the written election described in Paragraph 7.4(b) of the Original Lease (electing to require Lessee’s removal of certain “Lessee Owned Alterations or Utility Installations” from the Premises (the “Removal Election”)) at any time after the date of this Sixth Amendment up until thirty (30) days after the Expiration Date, as amended by Paragraph 1 above; provided, however, that if Lessor makes a Removal Election, then Lessee shall complete such removal and related work prior to the latter of (i) the date thirty (30) days after Lessor gives written notice to Lessee of such election, or (ii) the Expiration Date. (Regarding Lessor’s Removal Election, the parties acknowledge that under Paragraphs 7.4(b) and 7.4(c) of the Original Lease [including the inserts thereto marked with asterisks], Lessee will not be required to remove, and shall surrender to Lessor, all improvements that were purchased with Landlord’s Contribution to Lessee’s Work under Paragraph 52 of Addendum No. 1 to the Original Lease, as evidenced by the invoices delivered to Lessor under such Paragraph 52, except that Lessee may remove trade fixtures with an original purchase price of up to $300,000 which were purchased with such Landlord’s Contribution.)

4. No Brokerage Commissions. The parties acknowledge that no brokers represent either party in this transaction. If Lessee has dealt with any real estate broker or other person or firm with respect to this Sixth Amendment, Lessee shall be solely responsible for the payment of any fee due such broker, person or firm, and Lessee hereby agrees to indemnify, defend and hold Lessor harmless from and against any claim, liability or expense with respect thereto. Similarly, if Lessor has dealt with any real estate broker or other person or firm with respect to this Sixth Amendment, Lessor shall be solely responsible for the payment of any fee due such broker, person or firm, and Lessor hereby agrees to indemnify, defend and hold Lessee harmless from and against any claim, liability or expense with respect thereto. Except as provided above in this Paragraph 4, Lessor shall not be responsible for any compensation to any brokers for their services rendered in this transaction.

5. Lessor’s Marketing of Premises. Lessee agrees that from and after the parties’ full execution and delivery of this Sixth Amendment (and irrespective of whether or not Lessor and Lessee are engaged in negotiations for a potential new lease or lease extension), Lessor shall continue to have the rights to actively market the Premises for lease or sale to third parties and (i) to place “For Sale” and/or “For Lease” signs on or about the Premises, and (ii) to show the Premises to such third parties and their guests and advisors, either directly or through real estate brokers or salespersons. Lessee shall cooperate in providing to Lessor reasonable access to the Premises for such showings at reasonable times upon reasonable telephonic notice. (Lessor’s provision of at least one business days’ advance notice for a showing between 9 a.m. and 5 p.m., Monday through Friday, except holidays, shall be deemed reasonable for this purpose.) The provisions of this Paragraph 5 shall not limit any other rights of access Lessor may have under the Lease, including but not limited to Paragraph 32 of the Original Lease, but the provisions in such Paragraph 32 limiting showings to prospective lessees and the posting of “For Lease” signs to the last six months of the Lease term shall not apply.

6. Confidentiality. Lessee agrees to hold in confidence the economic terms of this Sixth Amendment and agrees not to disclose such terms to any third party; provided, however, that Lessee may disclose such terms (a) to Lessee’s agents, employees, professional advisors, and lenders who require such information in the course of their duties for or financial dealings with Lessee, so long as Lessee advises such persons and entities in writing of the provisions of this Paragraph 6 and causes them to hold such information in confidence; (b) as required to comply with applicable local, state or federal laws, including the rules and regulations of the Securities and Exchange Commission; and (c) as necessary to enforce the provisions of the Lease, as amended by this Sixth Amendment.

7. Miscellaneous. This Sixth Amendment supersedes all prior or contemporaneous understandings, negotiations, or agreements between the parties, whether written or oral, with respect to its subject matter. This Sixth Amendment is part of and shall be attached as an addendum to the Lease. The Lease, as amended by this Sixth Amendment, may be further amended only in a writing signed by both Lessor and Lessee. All terms of the Lease which have not been expressly altered by this Sixth Amendment shall remain in full force and effect. In the event of any litigation or other proceeding between the parties arising out of or relating to this Sixth Amendment, the recovery of reasonable attorney fees and costs of suit shall be governed by the terms of Paragraph 31 of the Original Lease.

8. Execution in Counterparts; Electronic Signatures. This Sixth Amendment to Lease may be executed in counterparts by the parties, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one agreement, which shall be binding upon and effective as to both parties. Each party shall be bound by signatures transmitted by facsimile or e-mail in the same fashion as such party would be bound by original signatures. Any party delivering signatures by facsimile or e-mail transmission shall, for convenience and record-keeping purposes, provide original signatures to the other parties within 10 days after such party binds itself by facsimile or e-mail signatures.

IN WITNESS WHEREOF, the parties have executed this Sixth Amendment to Lease as of the date and at the place first written above.

LESSEE:	ACADIA PHARMACEUTICALS INC., a Delaware corporation

	By:	/s/ Thomas H. Aasen
	Name:	Thomas H. Aasen
	Title:	Executive Vice President

LESSOR:	RGH HOLDINGS LIMITED PARTNERSHIP, an Alaskan limited partnership

	By:	/s/ Henry K. Workman, Jr.
	Name:	Henry K. Workman, Jr.
	Title:	General Partner

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